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Exhibit 10.16

                   RIGHT OF FIRST REFUSAL, CREDIT OF PAYMENTS
                          AND REVENUE SHARING AGREEMENT

         THIS RIGHT OF FIRST REFUSAL, CREDIT OF PAYMENTS AND REVENUE SHARING AGREEMENT (this "AGREEMENT") is made and entered into effective as of April 17, 2002 (the "EFFECTIVE DATE"), by and among New Visual Corporation, a Utah corporation ("NVC"), Adaptive Networks, Inc., a Massachusetts corporation ("ANI") and certain stockholders of ANI named below (the "ANI STOCKHOLDERS"). Each of the foregoing is referred to as a "PARTY," and collectively all are referred to as the "PARTIES."

                                R E C I T A L S:

         A. ANI and NVC have entered or will enter into a Development and License Agreement, to be effective as of the Effective Date (the "DEVELOPMENT AND LICENSE AGREEMENT").

         B. Pursuant to the Development and License Agreement, NVC has agreed to pay certain fees and royalties to ANI. In addition, prior to the date hereof, NVC has made Prior Advances (as such term is defined below) to ANI in the aggregate amount of $1,311,000.

         C. As additional consideration for NVC's entry into the Development and License Agreement, and in consideration of its extension of the Prior Advances (as defined below) to ANI, ANI desires to grant to NVC a right of first refusal to purchase the business of ANI as provided herein.

         D. ANI further desires to grant to NVC the right to apply all of the NVC Payments (as defined below) to the purchase price for ANI as provided in
Section 3.1 herein, or to the purchase price for common stock of ANI as provided in Section 3.2 herein.

         E. ANI further desires to distribute a portion of its Adjusted Operating Income (as defined below) to NVC as provided herein.

         In order to effect the foregoing, the Parties agree as set forth below. The recitals to this Agreement and definitions set forth below shall be considered an integral part of this Agreement.

1. DEFINITIONS. As used in this Agreement, the terms set forth below have the following meanings:

         1.1 "ACQUIRING PERSON(S)" has the meaning set forth in Section 2.1 hereof.

         1.2 "ADJUSTED OPERATING INCOME" means, for any period, ANI's operating income for such period determined in accordance with United States generally accepted accounting principles ("GAAP"), consistently applied, adjusted for purposes of this Agreement as follows (i) Gross Revenues for the purpose of the determination of operating income shall not include any amounts received by ANI from NVC pursuant to the Development and License Agreement; (ii) selling,

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general and administrative expenses for any such period shall not, for the purpose of such determination, exceed (A) $1,998,000 in 2003, and $3,603,000 in 2004; and (B) for any period after December 31, 2004, 15% of ANI's Gross Revenues (including for this purpose any amounts received by ANI from NVC pursuant to the Development and License Agreement for such period) for such period; and (iii) research and development expenses for any such period shall not, for the purpose of such determination, exceed (A) $4,516,000 in 2003 and $5,934,000 in 2004; and (B) for any period after December 31, 2004, 20% of ANI's Gross Revenues (including for this purpose any amounts received by ANI from NVC pursuant to the Development and License Agreement for such period) for such period.

         1.3 "AFFILIATE" means, with respect to any Person, any Person that directly, or indirectly through one or many intermediaries, controls or is controlled by, or is under common control with, such Person.

         1.4 "ANI STOCKHOLDERS" means Michael Propp and David Propp.

         1.5 "APPRAISED VALUE" means, as to any Non-Monetary Consideration, the fair market value of such Non-Monetary Consideration as mutually determined by NVC and ANI, provided, however, that if NVC and ANI fail to agree on the Appraised Value within 10 days of NVC's exercise of its Purchase Option, then "APPRAISED VALUE" shall mean the fair market value of such Non-Monetary Consideration as determined by an Independent Financial Expert or Independent Financial Experts pursuant to the procedures set forth in Section 2.3 herein.

         1.6 "DEVELOPMENT AND LICENSE AGREEMENT" means the Development and License Agreement entered into between ANI and NVC, to be effective as of the Effective Date.

         1.7 "DEVELOPMENT AND LICENSE FEES" means those fees set forth in Sections 5.1 and 5.2 of the Development and License Agreement, including the Prior Advances.

         1.8 "DISPOSITION" and "DISPOSITION NOTICE" have the meanings set forth in Section 2.1 hereof.

         1.9 "FIRST REFUSAL PERIOD" has the meaning set forth in Section 2.4 hereof.

         1.10 "GROSS REVENUES" means, for any period, all amounts recognized as revenue during such period, determined in accordance with GAAP, consistently applied.

         1.11 "INDEPENDENT FINANCIAL EXPERT" means any reputable investment bank, accounting firm, or appraiser that is experienced in making determinations such as the Appraised Value and does not (and whose directors, officers, employees, Affiliates and stockholders do not) have a material direct or indirect financial interest in NVC or ANI or any of their respective Affiliates.

         1.12 "NON-MONETARY CONSIDERATION" shall have the meaning set forth in
Section 2.2 hereof.

         1.13 "NVC PAYMENTS" means, as of any time, the Development and License Fees paid by NVC up to and including such time.

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         1.14 "NVC PURCHASE" has the meaning set forth in Section 2.1 hereof.

         1.15 "OFFERED ASSETS" has the meaning set forth in Section 2.1 hereof.

         1.16 "OFFERED SECURITIES" has the meaning set forth in Section 2.1 hereof.

         1.17 "OTHER NVC ACQUISITION" has the meaning set forth in Section 3.1 hereof.

         1.18 "PERSON" means any corporation, association, group, partnership, other entity or individual.

         1.19 "PRIOR ADVANCES" means, as of the Effective Date, the aggregate sum of $1,311,000, which each party hereto acknowledges has been previously paid to ANI by NVC.

         1.20 "PROPOSED CONSIDERATION" has the meaning set forth in Section 2.1 hereof.

         1.21 "PURCHASE OPTION" has the meaning set forth in Section 2.1 hereof.

2.  RIGHT OF FIRST REFUSAL

         2.1 RECEIPT OF OFFER; DISPOSITION NOTICE; PURCHASE OFFER. During the First Refusal Period if ANI or the ANI Stockholders receive, individually or collectively, an offer from any Person, or group of Persons affiliated with one another or acting together with respect to such offer, offering to acquire, in a single transaction or group of related transactions: (i) all or substantially all of ANI's assets and properties (the "OFFERED ASSETS"), (ii) equity or debt securities of ANI (the "OFFERED SECURITIES") that would (or could upon exercise, exchange or conversion) result in such Person, group of Persons or their Affiliates owning more than 50% of the outstanding equity securities of ANI; or
(iii) the business of ANI by means of a merger, consolidation, share exchange, or other business combination or similar transaction, in which 50% or more of the outstanding shares of ANI are to be exchanged for cash, notes, securities or any other consideration issued, or caused to be issued, by the acquiring company or its subsidiary (each of the foregoing (i), (ii) and (iii), a "DISPOSITION"), and such Disposition has either been determined by ANI's Board of Directors to be an offer which, but for the obligations of ANI under this Section 2, the Board of Directors would accept and recommend to its stockholders for approval or acceptance or, in the case of an offer to the ANI Stockholders directly, such ANI Stockholders desire to accept, then, before acceptance of such offer, ANI and/or the ANI Stockholders, as applicable, shall give NVC written notice (a "DISPOSITION NOTICE") of the proposed Disposition which shall include: (a) the name(s) and address(es) of the proposed transferee or acquirer, or group of transferees or acquirers (the "ACQUIRING PERSON(S)"), (b) a description of the Offered Assets and liabilities to be assumed by the Acquiring Person(s), if applicable, pursuant to the proposed Disposition, or the Offered Securities to be purchased, if applicable, (c) the proposed consideration to be received pursuant to the proposed Disposition (in its form as consideration proposed to be paid by such Acquiring Person(s), the "PROPOSED CONSIDERATION") and the timing and manner of payment thereof, and (d) the other material terms and conditions of the proposed Disposition. By giving such Disposition Notice, ANI and/or the ANI Stockholders, as applicable, shall be deemed to have granted to

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NVC the option (a "PURCHASE OPTION") to purchase the Offered Assets or Offered
Securities or effect a Disposition of the type described in clause (iii) above, as applicable, and assume the liabilities, that are described in the Disposition Notice at a price equal to the same consideration (subject to paragraph 2.2 below) and on the same payment terms and conditions as are set forth in the Disposition Notice (collectively, an "NVC PURCHASE"). NVC shall have 10 days from its receipt of the Disposition Notice to exercise its Purchase Option. NVC's notice of exercise shall include a description of the consideration, which in any event shall be subject to meeting the requirements set forth in Section
2.2 below, to be paid by NVC pursuant to the proposed NVC Purchase (the "NVC CONSIDERATION").

         2.2 PAYMENT OF CONSIDERATION. Any portion of the Proposed Consideration proposed to be paid by the Acquiring Person(s) in cash shall be paid by NVC in cash. In the event the Proposed Consideration includes any Non-Monetary Consideration, NVC may pay such non-cash portion of the consideration in the form of either (i) cash; or (ii) Non-Monetary Consideration which is of equal value to the value of the Non-Monetary Consideration contained in the Proposed Consideration, is of substantially the same quality and, in the case of promissory notes and other deferred payment obligations, is of substantially equivalent credit quality, as the Non-Monetary Consideration contained in the Proposed Consideration and contains substantially the same mix of types of Non-Monetary Consideration as is contained in the Proposed Consideration. For purposes of this Section 2, the term "Non-Monetary Consideration" shall mean any portion of the Proposed Consideration or NVC Consideration which is not cash. Non-Monetary Consideration shall be valued at the Appraised Value thereof. In determining the "quality" or "credit quality" of an item of Non-Monetary Consideration for purposes of this Section 2.2, reference shall be made to considerations such as (i) in the case of common stock or other securities, whether there is a public market for such securities, the trading volume or lack of trading volume of such securities, whether or not such securities are registered for public sale, the size of the public float of such securities, the market capitalization of the issuer of such securities, the analyst following of the issuer of such securities, the credit worthiness of the issuer of such securities, the size of the stockholder base of the issuer of such securities, the volatility of the trading market for such securities, and whether or not such securities are listed on a national exchange or the NASDAQ National Market; and (ii) in the case of a promissory note or other deferred payment obligation, the credit worthiness of the debtor, the cash and other resources of the debtor, the debtor's other liabilities and obligations, and the condition and future prospects of the debtor, and, in each case, such other considerations as are relevant to such determination.

         2.3 DETERMINATION OF VALUE AND QUALITY; APPRAISAL PROCEDURE. If the consideration set forth in the Disposition Notice includes Non-Monetary Consideration and the parties fail to agree on the Appraised Value of such Non-Monetary Consideration within 10 days of NVC's exercise of its Purchase Option, the parties shall within 10 days submit such matter to the determination of an Independent Financial Expert selected by NVC, such Independent Financial Expert to be engaged with the understanding that such determination is required from such Independent Financial Expert no later than 20 days following such engagement. If the NVC Consideration includes Non-Monetary Consideration and the parties fail to agree on the Appraised Value (including without limitation, quality or credit quality, as applicable), of the Non-Monetary portion of the NVC Consideration within ten days of NVC's exercise of its Purchase Option, the

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parties shall within 10 days submit such matter to the determination of an
Independent Financial Expert selected by NVC, such Independent Financial Expert to be engaged with the understanding that such determination is required from such Independent Financial Expert no later than 20 days following such engagement. In either case, NVC shall within such 10-day period provide ANI with prompt written notice of the name of the Independent Financial Expert selected by NVC. If ANI disagrees with the selection of any such Independent Financial Expert and ANI delivers a written notice to NVC objecting to such Independent Financial Expert within 10 days of its receipt of written notice of the name of such Independent Financial Expert, then the determination of Appraised Value or quality or credit quality which such Independent Financial Expert was to determine shall instead be determined by the average of three Independent Financial Experts selected as follows within the next 10 days of ANI's delivery of its notice (i) one Independent Financial Expert selected by NVC, (ii) one Independent Financial Expert selected by ANI, and (iii) one Independent Financial Expert selected by the two Independent Financial Experts selected pursuant to (i) and (ii). In the event the determination of the Independent Financial Expert(s) as to either Appraised Value or quality or credit quality of the Non-Monetary portion of the NVC Consideration is less than the Proposed Consideration, NVC may at its option withdraw its exercise of its Purchase Option; provided that if NVC has not, within 10 days following such a determination, modified the NVC Consideration to meet the requirements of
Section 2.2 herein, NVC shall be deemed to have withdrawn the exercise of its Purchase Option. In either such case NVC shall have no obligation to effect an NVC Purchase pursuant to its exercise of the Purchase Option, and ANI and/or the ANI Stockholders may effect the Disposition to the party specified in the Disposition Notice on terms no less favorable to ANI and/or the ANI Stockholders, as applicable, than those set forth in the Disposition Notice as adjusted for the lesser of the Appraised Value of the NVC Consideration or the Proposed Consideration, at any time within 180 days following such withdrawal or deemed withdrawal. If ANI and/or the ANI Stockholders, as applicable, fail to conclude such sale within such 180-day period, the proposed Disposition shall again become subject to the preferential right set forth in this Section 2. In the event NVC's exercise of its Purchase Option is not withdrawn or deemed to be withdrawn pursuant to the provisions of this Section 2.3, the parties will in good faith negotiate and seek to enter into mutually acceptable definitive documentation regarding an NVC Purchase on terms consistent with the Disposition Notice. If the parties fail to enter into such definitive documentation within 30 days after the parties' agreement regarding, or the determination of, Appraised Value and quality, NVC shall have no obligation to effect an NVC Purchase pursuant to its exercise of the Purchase Option, and ANI and/or the ANI Stockholders may effect the Disposition to the party specified in the Disposition Notice on terms no less favorable to ANI and/or the ANI Stockholders, as applicable, than those set forth in the Disposition Notice, at any time within 180 days following the expiration of such 30-day period. If ANI and/or the ANI Stockholders, as applicable, fail to conclude such sale within such 180-day period, the proposed Disposition shall again become subject to the preferential right set forth in this Section 2.

         2.4 EXPIRATION OF RIGHT. The First Refusal Period shall commence on the date hereof and terminate nine months from the date hereof (the "TERMINATION DATE"); provided, however, that

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                  (i) if, as of the Termination Date, ANI shall have received any inquiry or proposal or request for information from any potential Acquiring Person(s), which inquiry shall have advanced to such point that as of the Termination Date the potential Acquiring Person(s) shall have entered into a letter of intent with ANI or any ANI Stockholder, submitted a written letter expressing interest, or commenced a due diligence investigation of ANI with ANI's consent, or

                  (ii) if, as of the Termination Date, ANI shall have initiated contact with or made, solicited or encouraged any inquiries or proposals from any potential Acquiring Person(s);

and, as a result of (i) or (ii) above, ANI shall participate in discussions or negotiations leading to an offer within the 90 day period immediately following the Termination Date, such offer shall be subject to the provisions of this
Section 2 notwithstanding the expiration of the original First Refusal Period at the time such offer is actually made. ANI agrees to use its best efforts to keep NVC apprised of any potential Acquiring Persons, consistent with any confidentiality obligations it may have with respect to such information.

         2.5 COST OF INDEPENDENT FINANCIAL EXPERT. The cost of the Independent Financial Expert selected by NVC shall be paid by NVC, unless ANI accepts the determination of NVC's Independent Financial Expert, in which event ANI shall pay 1/2 of the cost of such expert. The cost of the Independent Financial Expert, if any, selected by ANI, shall be paid by ANI. The cost of the Independent Financial Expert, if any, mutually selected by the two Independent Financial Experts appointed by each of NVC and ANI shall be paid 1/2 by NVC and 1/2 by ANI.

3.  CREDIT FOR NVC PAYMENTS.

         3.1 CREDIT UPON NVC ACQUISITION OF ANI. If NVC shall at any time other than pursuant to an exercise of its Purchase Option acquire: (i) all or substantially all of ANI's assets or properties, or (ii) equity or debt securities of ANI that would (or could upon exercise, exchange or conversion) result in NVC owning more than 50% of the outstanding equity securities of ANI, or (iii) the business of ANI by means of a merger, consolidation, share exchange or other business combination or similar transaction in which 50% or more of the outstanding shares of ANI are to be exchanged for cash, notes, securities or other consideration issued or caused to be issued by NVC or its Affiliates (each of the foregoing (i), (ii) and (iii), an "OTHER NVC ACQUISITION"), then the amount of all NVC Payments made through the closing date for the Other NVC Acquisition shall be credited as already paid by NVC. The amount of such NVC Payments shall therefore be deducted from the aggregate consideration to be paid by NVC in connection with such purchase. Unless NVC shall otherwise elect, the amount of such payments shall first be deducted from the amount of any cash component of the consideration to be paid by NVC, and thereafter, any excess shall be deducted from such component or components of the consideration to be paid by NVC as NVC shall elect. In the event that NVC shall exercise this right, ANI and NVC agree that the license granted pursuant to Section 3 of the Development and License Agreement shall be deemed terminated, the rights of NVC pursuant to Section 4.2 of the Development and License Agreement shall automatically be assigned to ANI and the Parties shall have no further obligations with respect to such provisions. This Section 3.1 and the rights and obligations of the parties hereunder shall terminate on the date that is one year from the Effective Date.

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         3.2 CREDIT FOR PURCHASE OF ANI COMMON STOCK; TERMINATION OF LICENSE .
ANI hereby grants NVC the right at any time during the First Refusal Period to purchase Common Stock of ANI at a purchase price of $881.72 per share with the NVC Payments then credited to NVC. NVC may exercise this right only with respect to the full amount of the NVC Payments as at the time of exercise and not in part. NVC shall be entitled to that number of shares which results from dividing the aggregate amount in NVC Payments made up to the date of purchase of such shares by the $881.72 per share price. In the event that NVC shall exercise this right, ANI and NVC agree that the license granted pursuant to Section 3 of the Development and License Agreement shall be deemed terminated, the rights of NVC pursuant to Section 4.2 of the Development and License Agreement shall automatically be assigned to ANI and the Parties shall have no further obligations with respect to such provisions.

4.       DISTRIBUTIONS  FROM ANI.

         4.1. DISTRIBUTIONS. For each fiscal quarter of ANI commencing on January 1, 2003 and ending with the fiscal quarter ended December 31, 2008 (the "FINAL DISTRIBUTION QUARTER"), NVC shall be entitled to distributions out of the Adjusted Operating Income of ANI until NVC shall have received distributions pursuant to this Section 4.1; provided, however, that the maximum aggregate amount to be paid pursuant to this Section 4.1 shall be $1,000,000. For each such quarter, NVC shall be entitled to a distribution from ANI equal to 10% of ANI's Adjusted Operating Income for such quarter. ANI shall provide to NVC within forty (40) days after the end of each of the first three quarters of each such year and eighty (80) days after the end of the final quarter of each such year up to the Final Distribution Quarter a report setting forth (i) its Gross Revenues with respect to such quarter, (ii) the amounts received by it from NVC during such quarter pursuant to the Development and License Agreement, (iii) its Adjusted Operating Income with respect to such quarter, and (iv) its expenditures for selling, general and administrative expenses and research and development during such quarter. Such report shall be accompanied by payment to NVC equal to 10% of ANI's Adjusted Operating Income for such quarter. All payments shall be made by check or wire transfer in US Dollars to such address or bank account as may be designated by NVC from time to time.

         4.2. BOOKS AND RECORDS. ANI shall keep complete and accurate books and records of all Gross Revenues and Adjusted Operating Income, which may be inspected by NVC from time to time upon reasonable notice. If any such inspection discloses underpayments of distributions required by this section for any period inspected, ANI shall pay such amount promptly with interest from the date initially due at a rate of 1.5% per month (or, if less, the highest amount permitted by law). If the additional amount determined to be due to NVC with respect to any quarter following an inspection exceeds 5% of the amount timely paid for such quarter, then in addition to the amount of such underpayment and interest, ANI shall reimburse NVC for the reasonable cost of its inspection or audit of ANI's books and records.

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         4.3. TERMINATION. The rights granted in this Section shall terminate in the event that NVC shall exercise its rights pursuant to Section 3 above to have the amount of the NVC Payments credited to the purchase of ANI or ANI shares.

5.  AMENDMENTS; WAIVERS.

         No modifications or amendments to this Agreement shall be valid unless in writing and signed by and on behalf of ANI, NVC and, if such amendment would affect the obligations of an ANI Stockholder, such Stockholder. No waiver shall be valid unless signed and delivered by the party to be charged.

6.  ENTIRE AGREEMENT.

         This Agreement and the Development and License Agreement constitute the entire agreement between the Parties hereto with respect to the subject matter hereof. There are no agreements, understandings, covenants, conditions or undertakings, oral or written, express or implied, concerning such subject matter that are not merged herein or superseded hereby.

7.  SEVERABILITY.

         Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Agreement is invalid or unenforceable, the remaining provisions shall be fully enforceable and the invalid or unenforceable provision shall be automatically replaced by a provision that is as similar as possible in terms to such invalid or unenforceable provision, but is valid and enforceable.

8.  GOVERNING LAW.

         This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws principles.

9. BINDING EFFECT.

         This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives, but shall not otherwise be for the benefit of any third party.

10.  NOTICES.

         Any notice required or permitted by any provision of this Agreement shall be given in writing and shall be delivered personally or by courier, or by registered or certified mail, postage prepaid, addressed: if to ANI or NVC, to the address for such party given in the Development and License Agreement and, if to any ANI Stockholder, to the address given for such Stockholder on the signature page hereto. Notices that are mailed shall be deemed received five (5) days after deposit in the United States mail. Notices sent by courier or overnight delivery shall be deemed received two (2) days after they have been so sent.

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11.  FURTHER INSTRUMENTS AND ACTIONS.

           The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

12.  COUNTERPARTS.

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.  MEDIATION AND ARBITRATION.

       Any and all claims, disputes or controversies between the parties arising under or in connection with this Agreement which have not been settled or resolved among the parties over a period of thirty (30) days (a "DISPUTE"), shall be settled and resolved as follows:

         (a) Either party, upon concluding that the parties are unable or unlikely to resolve a Dispute by good faith negotiation, may initiate mediation pursuant to the Commercial Mediation Rules then in force of the American Arbitration Association (the "AAA") by providing notice thereof to the other party, stating in reasonable detail the nature of such dispute, with two copies thereof to the AAA.

         (b) If the representatives of the parties have not been able to resolve the Dispute within the earlier of fifteen (15) days after the first such mediation hearing and within sixty (60) days after the notice of the Dispute, then either party may require, by a written request to the AAA (with Notice to the other party containing a copy of such request) that the Dispute be settled by binding arbitration in accordance with the Commercial Arbitration Rules then in force of the AAA. The arbitration shall be before a panel of three arbitrators, each such arbitrator to have substantial experience in the matters that are the subject of the Dispute and to have relevant industry background and experience. Nothing contained in this Section 13 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel the other parties to comply with its obligations hereunder during the pendency of the arbitration proceedings. The arbitrator shall have no power to alter, amend, revoke or suspend any of the provisions of this Agreement. Each of the parties shall bear its own and its representative's expenses and all other expenses in connection with the arbitration proceedings shall be borne by the parties as may be determined by the Commercial Arbitration Rules, provided however that the arbitrator may in its sole discretion assess any or all of the expenses against any party or parties as deemed equitable by the arbitrator. Except to the extent required by law, neither party to this Agreement, arbitrator, representative, counsel or witness shall disclose or confirm to any person not present at the arbitration hearings any information about the hearings, including the names of the parties and arbitrator, the nature and amount of the claims, the financial condition of any party, the expected date of hearing or the award made.

                             SIGNATURE PAGE FOLLOWS

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         IN WITNESS WHEREOF, the Parties hereto have executed this RIGHT OF
FIRST REFUSAL, CREDIT OF PAYMENTS AND REVENUE SHARING AGREEMENT to be effective as of the Effective Date.


NEW VISUAL CORPORATION                               ADAPTIVE NETWORKS, INC.


By:  /S/  C. RICH WILSON III                         By:  /S/ MICHAEL PROPP

Name:  C. Rich Wilson                                Name:  Michael Propp

Title:  V.P. Bus. Dev., Corp. Sec.                   Title:  President


ANI STOCKHOLDERS


/S/ Illegible
Name: David Propp
Address


/S/ MICHAEL PROPP
Name: Michael Propp
Address:

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